Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 6th day of August, 2004 by and between John Waters, residing at _____________ , __________ , New York ____ (hereinafter referred to as the “Employee”) and AuthentiDate Holding Corp., a Delaware corporation with principal offices located at 2165 Technology Drive, Schenectady, New York 12308.

W I T N E S S E T H:

WHEREAS, AuthentiDate Holding Corp. and its subsidiaries (together referred to as the “Company”) are engaged in the business of the manufacture and distribution of computers and document imaging systems, providing Internet and software-based document authentication services and related business enterprises; and

WHEREAS, the Company employs and desires to continue the employment of the Employee for the purpose of securing for the Company the experience, ability and services of the Employee; and

WHEREAS, the Employee desires to continue his present employment with the Company pursuant to the terms and conditions herein set forth, superseding all prior oral and written employment agreements and term sheets and letters between the Company, its subsidiaries and/or predecessors and Employee;

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

1.1 Accrued Compensation. Accrued Compensation shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as defined below) but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) car allowance, (iv) discretionary time and vacation pay, and (v) bonuses and incentive compensation earned and awarded prior to the Termination Date.

1.2 Base Salary. “Base Salary” shall mean the greater of the Employee’s annual base compensation (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the Termination Date or a Change in Control, and shall include all amounts of his base compensation that are reported as income; provided however, Base Salary shall not include the Bonus or any other payment contingent on performance. Base Salary shall be paid to the Employee in regular installments on each of the Company’s regular pay dates for executives.

1.3 Cause. Cause shall mean: (i) willful disobedience by the Employee of a reasonable, material and lawful instruction of the Board of Directors of the Company consistent with the duties and functions of Employee’s position; (ii) conviction of the Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) fraud, gross negligence or willful misconduct in the performance of his duties to the Company; or (iv) excessive absences from work, other than for illness or Disability; provided that the Company shall not have the right to terminate the employment of Employee pursuant to the foregoing clauses (i), (iii) and (iv) above unless written notice specifying such breach shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within thirty (30) days after his receipt of such notice.

1.4 Continuation Benefits. Continuation Benefits shall be the continuation of the Benefits, as defined in Section 5.1, for the period from the Termination Date to either (i) the later of 2 the Expiration Date, or the end of the month in which the final Severance Payment installment is payable pursuant to this Agreement, or (ii) such other period as specifically stated by this Agreement (the “Continuation Period”), at the Company’s expense on behalf of the Employee and his dependents; provided, however, that the benefits required to be provided during the Continuation Period with respect to any benefit plan not available to non-employees of the Company, shall be such benefits as shall be reasonably available and substantially similar to the benefits provided to employees of the Company on the Termination Date. The Company’s obligation hereunder with respect to the foregoing benefits shall also be limited to the extent that if the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plan, the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Employee than the coverage and benefits required to be provided hereunder. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Employee, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

1.5 Disability. Disability shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties with the Company for a period of ninety (90) consecutive days, and the Employee has not returned to his full time employment prior to the Termination Date as stated in the “Notice of Termination” (as defined below).

1.6 Good Reason. Good Reason shall mean (i) a change in the Employee’s status, title, position or responsibilities (including reporting responsibilities) which, in the Employee’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities; the assignment to the Employee of any duties or responsibilities which, in the Employee’s reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the Employee from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause or as a result of his death or by the Employee for other than for Good Reason; (ii) a reduction in the Employee’s base salary or benefits, or any failure to pay the Employee any compensation or benefits to which Employee is entitled within five (5) days of the date due; and (iii) a Change of Control, as described in Article XI.

1.7 Notice of Termination. Notice of Termination shall mean a written notice from the Company, or the Employee, of termination of the Employee’s employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated; provided that termination for Good Reason based on a Change of Control shall be served in accordance Article XI. A Notice of Termination served by the Company shall specify the effective date of termination.

1.8 Severance Payment. Severance Payment shall mean an amount equal to six months of Base Salary (“Severance Payments”) payable in equal installments on each of the Company’s regular pay dates for executives during such six month period commencing on the first regular executive pay date following the Termination Date. For purposes of computing the Severance Payment, Base Salary shall include any automatic increases to Base Salary to which the Employee would have been entitled had this Agreement not been terminated.

1.9 Termination Date. Termination Date shall mean (i) in the case of the Employee’s death, his date of death; (ii) in the case of Good Reason, ten (10) days from the date the Notice of Termination is given to the Company, except for a Change in Control, as described in Section 11.2 which shall be governed by Article XII; (iii) in the case of termination of employment after the Expiration Date, the last day of employment; and (iv) in all other cases, the date specified in the Notice of Termination; provided, however, if the Employee’s employment is terminated by the Company for any reason except Cause, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Employee, and provided further that in the case of Disability, the Employee shall not have returned to the full-time performance of his duties during such period of at least 30 days.

ARTICLE II

EMPLOYMENT

2.1 Subject to and upon the terms and conditions of this Agreement, the Company hereby employs and agrees to continue the employment of the Employee, and the Employee hereby accepts such continued employment in his capacity as Executive Vice-President and Chief Administrative Officer.

ARTICLE III

DUTIES

3.1 The Employee shall, during the term of his employment with the Company, and subject to the direction and control of the Company’s Board of Directors, perform such duties and functions as he may be called upon to perform by the Company’s Board of Directors during the term of this Agreement, consistent with his position as Executive Vice-President and Chief Administrative Officer.

3.2 The Employee agrees to devote full business time and his best efforts in the performance of his duties for the Company and any subsidiary corporation of the Company.

3.3 Employee shall undertake regular travel to the Company’s executive and operational offices, and such other occasional travel within or outside the United States as is or may be reasonably necessary in the interests of the Company. All such travel shall be at the sole cost and expense of the Company. All lodging and food costs incurred by Employee while traveling and/or conducting business at the Company’s operational offices shall be paid by the Company.

ARTICLE IV

COMPENSATION

4.1 During the term of this Agreement, Employee shall be compensated initially at the rate of $275,000 per annum, subject to such increases to be determined by the Board of Directors, or if the Board so designates, the Compensation Committee, in its discretion, at the commencement of each of the Company’s fiscal years during the term of this Agreement (the “Base Salary”).

4.2 Employee shall be eligible to receive a bonus (the “Bonus”) in the discretion of the Board of Directors, or if the Board so designates, the Compensation Committee of the Board of Directors based on the annual performance of the Company. Employee will have an opportunity to earn a Bonus of up to 50% of Employee’s Base Salary for each fiscal year of employment; provided, however, that the bonus for the first year of employment shall be no less than 50% of Employee’s Base Salary. The Bonus will be based on Employee’s achievement of revenue and income targets and other key objectives established by the Board of Directors or if the Board so designates, the Compensation Committee of the Board of Directors, and recorded in writing, at the commencement of each fiscal year. For the first fiscal year after the commencement of this Agreement, such objectives shall include achieving cost reductions of $2,000,000 in such fiscal year.

4.3 The Company shall deduct from Employee’s compensation all federal, state, and local taxes which it may now or may hereafter be required to deduct.

4.4 Employee may receive such other additional compensation as may be determined from time to time by the Board of Directors including bonuses and other long term compensation plans. Nothing in thus subparagraph 4.4 shall be deemed or construed to require the Board to award any bonus or additional compensation.

ARTICLE V

BENEFITS

5.1 During the term hereof, the Company shall provide Employee with the following benefits (the “Benefits”): (i) group health care and insurance benefits as generally made available to the Company’s senior management; and (ii) such other insurance benefits obtained by the Company and made generally available to the Company’s senior management.

5.2 The Company shall provide an automobile for the use of the Employee not to exceed a lease payment of $1,000 per month. The Company shall reimburse Employee, upon presentation of appropriate vouchers, for all reasonable business expenses incurred by Employee on behalf of the Company upon presentation of suitable documentation including up to $1,500 per month for living expenses.

5.3 In the event the Company wishes to obtain Key Man life insurance on the life of Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

5.4 For the term of this Agreement, Employee shall be entitled to paid vacation at the rate of four (4) weeks per annum.

ARTICLE VI

NON-DISCLOSURE

6.1 The Employee shall not, at any time during or after the termination of his employment hereunder, except when acting on behalf of and with the authorization of the Company, or when required by law or legal process, or where appropriate in response to regulatory authorities, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company’s business, finances, marketing, computerized payroll, accounting and information business, personnel and/or employee leasing business of the Company and its subsidiaries, including information relating to any customer of the Company, or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Employee’s employment with the Company, except for information available publicly or from other non-confidential sources (collectively referred to as the “Proprietary Information”). The Employee acknowledges that Proprietary Information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company. Proprietary Information shall cease to be Proprietary Information, as applicable, at such time as such information becomes public other than through disclosure, directly or indirectly, by Employee in violation of this Agreement.

6.2 If Employee is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any Proprietary Information, Employee shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

ARTICLE VII

RESTRICTIVE COVENANT

7.1 In the event of the voluntary termination of employment with the Company prior to the expiration of the term hereof, or Employee’s discharge in accordance with Article IX, or the expiration of the term hereof without renewal, Employee agrees that he will not, for a period of one (1) year following such termination, directly or indirectly, enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which business is primarily involved in the manufacture, development and/or distribution of computers and/or document imaging systems, or digital image authentication or is otherwise engaged in the same or similar business as the Company in direct competition with the Company, or which the Company was in the process of developing, during the tenure of Employee’s employment by the Company. Notwithstanding the foregoing, the ownership by Employee of less than five percent of the shares of any publicly held corporation shall not violate the provisions of this Article VII.

7.2 In furtherance of the foregoing, Employee shall not during the aforesaid period of non-competition, directly or indirectly, in connection with any business primarily involved in the manufacture, development and/or distribution of computers and/or document imaging systems, or digital image authentication services, or any business similar to the business in which the Company was engaged, or in the process of developing during Employee’s tenure with the Company, solicit any customer or employee of the Company who was a customer or employee of the Company during the tenure of his employment.

7.3 Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Employee by the Company, and free of any additional obligations of the Company to make additional payment to Employee, Employee agrees to irrevocably assign to the Company any and all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protectible by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that are developed by Employee prior to the termination of his/her employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of his/her duties of employment. Employee agrees that all such inventions, software, manuscripts, documentation, improvement or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire. Employee hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company Employee’s attorney-in-fact with full powers to execute such document itself in the event employee fails or is unable to provide the Company with such signed documents. Notwithstanding the foregoing, this provision does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

7.4 If any court shall hold that the duration of non-competition or any other restriction contained in this Article VII is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

ARTICLE VIII

TERM

8.1 This Agreement shall be for a term (the “Initial Term”) commencing on August 6, 2004 (the “Commencement Date”) and terminating on August 5, 2006 (the “Expiration Date”), unless sooner terminated upon the death of the Employee, or as otherwise provided herein.

8.2 Unless this Agreement is earlier terminated pursuant to the terms hereof, the Company agrees to use its best efforts to notify Employee in writing whether it intends to negotiate a renewal of this Agreement six (6) months prior to the Expiration Date. 8.3 Upon termination of the Employee’s employment on or after the Expiration Date for any reason except Cause, the Company shall pay Employee, in addition to any other payments due hereunder, the Severance Payment.

ARTICLE IX

TERMINATION

9.1 The Company may terminate this Agreement by giving a Notice of Termination to the Employee in accordance with this Agreement:

a.	for Disability;

b.	for Cause; or

c.	without Cause.

9.2 Employee may terminate this Agreement by giving a Notice of Termination to the Company in accordance with this Agreement, at any time, with or without Good Reason.

9.3 If the Employee’s employment with the Company shall be terminated, the Company shall pay and/or provide to the Employee the following compensation and benefits in lieu of any other compensation or benefits arising under this Agreement or otherwise:

a.	if the Employee was terminated by the Company for Cause, or the Employee terminates without Good Reason, the Accrued Compensation;

b.	if the Employee was terminated by the Company for Disability, the Accrued Compensation, the Severance Payment and the Continuation Benefits; or

c.	if termination was due to the Employee’s death, the Accrued Compensation;

or

d.	if the Employee was terminated by the Company prior to the Expiration Date without cause, or the Employee terminates for Good Reason, (i) the Accrued Compensation; (ii) the greater of (A) the Base Salary to the Expiration Date, or (B) the Severance Payment; and (iii) the Continuation Benefits.

9.4 The amounts payable under this Section 9, shall be paid as follows:

a.	Accrued Compensation shall be paid within five (5) business days after the Employee’s Termination Date (or earlier, if required by applicable law).

b.	If the Continuation Benefits are paid in cash, the payments shall be made on the first day of each month during the Continuation Period (or earlier, if required by applicable law).

c.	The Severance Payments shall be paid in accordance with the Company’s regular pay periods (or earlier, if required by applicable law).

9.5 The Employee shall not be required to mitigate the amount of any payment, including the value of any Continuation Benefit, provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment except as provided in Sections 1.4.

9.6 Employee agrees that as long as Employee is entitled to receive any payments under this Agreement, Employee will not make any negative or derogatory statements in verbal, written, electronic or any other form about the Company, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation.

ARTICLE X

TERMINATION OF PRIOR AGREEMENTS

10.1 This Agreement, and the stock option, bonus plan and benefit plan, sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the effective date of this Agreement.

ARTICLE XI

STOCK OPTIONS

11.1 As an inducement to Employee to enter into this Agreement the Company hereby grants as of August 6, 2004, to Employee options to purchase shares of the Company’s Common Stock, $.001 par value, as follows:

Subject to the terms and conditions of the Company’s 2000 Employees’ Stock Option Plan (the “Plan”), and the terms and conditions set forth in the Stock Option Certificate which are incorporated herein by reference, the Employee is hereby granted options to purchase 300,000 shares of the Company’s Common Stock, of which options to purchase 75,000 shares shall vest on the date of this Agreement and an additional 18,750 shall vest on the first monthly anniversary of this Agreement (the “Options”). The balance of the options shall vest in equal increments on each monthly anniversary of this Agreement over the balance of the initial term of this Agreement. The exercise price of the Options shall be $5.85 per share and shall contain such other terms and conditions as set forth in the stock option agreement. The foregoing Options shall be qualified as incentive stock options to the maximum as allowed by law. The Options provided for herein are not transferable by Employee and shall be exercised only by Employee, or by his legal representative or executor, as provided in the Plan. Such Options shall terminate as provided in the Plan, except as otherwise modified by this Agreement.

11.2 In the event the Employee’s employment is terminated for any reason other than death, Disability, Cause or Employee’s voluntary resignation without Good Reason, the conditions to the vesting of any outstanding incentive awards (including restricted stock, stock options and granted performance shares or units) granted to the Employee under any of the Company’s plans, or under any other incentive plan or arrangement, shall be deemed void and all such incentive awards shall be immediately and fully vested and the terms of the awards shall be deemed amended to provide that the awards shall remain exercisable for the duration of their original term.

ARTICLE XII

EXTRAORDINARY TRANSACTIONS

12.1 The Company’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Employee, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company.

12.2 Changes in Control. For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

a.	(i) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as defined below) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (2) the Company or any Subsidiary.

(ii) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because a Person (the “Subject Person”) gained Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

b.	The individuals who, as of the date this Agreement is approved by the Board, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered and defined as a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

c.	Approval by stockholders of the Company of:

	(i)	A merger, consolidation or reorganization involving the Company, unless: (1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, and (3) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary) becomes Beneficial Owner of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities as a result of such merger, consolidation or reorganization, a transaction described in clauses (1) through (3) shall herein be referred to as a “Non-Control Transaction”; or

	(ii)	An agreement for the sale or other disposition of all or substantially all of the assets of the Company, to any Person, other than a transfer to a Subsidiary, in one transaction or a series of related transactions; or

	(iii)	The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

d.	Notwithstanding anything contained in this Agreement to the contrary, if the Employee’s employment is terminated prior to a Change in Control and the Employee reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes of this Agreement, the date of a Change in Control with respect to the Employee shall mean the date immediately prior to the date of such termination of the Employee’s employment.

12.3 In the event that within ninety (90) days of a Change of Control as described in Section 12.2, (i) Employee is terminated, or (ii) Employee’s status, title, position or responsibilities are materially reduced and Employee terminates his Employment for Good Reason, the Company shall pay and/or provide to the Employee, the following compensation and benefits:

a.	The Company shall pay the Employee, in lieu of any other payments due hereunder, (i) the Accrued Compensation; (ii) the Continuation Benefits; (iii) and (iii) the Severance Payment; and

b.	The conditions to the vesting of any outstanding Options or other incentive awards (including restricted stock, stock options and granted performance shares or units (collectively, the “Awards”)) granted to the Employee under any of the Company’s benefit plans, or under any other incentive plan or arrangement, shall be deemed void and all such Awards shall be immediately and fully vested and exercisable. Further, the Options shall be deemed amended to provide that in the event of termination after an event enumerated in this Article XII, the options shall remain exercisable for the duration of their original term.

12.4 (a) Notwithstanding the foregoing, if the payment under this Article XII, either alone or together with other payments which the Employee has the right to receive from the Company, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and if the event which constitutes the Change of Control is a sale or merger of the Company for a valuation of at least $100,000,000, in addition to the payments due to Employee as set forth in Section 12.2 of this Agreement, the Company shall also pay to the Employee within five (5) business days of making any payment subject to the Excise Tax, a gross up payment (the “Gross Up Payment”) equal to the amount which, after the deduction of any applicable Federal, State and Local income taxes attributable to the Gross Up Payment, is equal to the Excise Tax including the Excise Tax attributable to the Gross Up Payment.

(b) The Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

(c) The Company shall give notice to the Employee as soon as practicable after its determination that Change of Control payments and benefits are subject to the Excise Tax, but no later than ten (10) days in advance of the due date of such Change of Control payments and benefits, specifying the proposed date of payment and the Change of Control benefits and payments subject to the Excise Tax.

(d) If it is established pursuant to a determination of a court, or an Internal Revenue Service (the “IRS”) decision, action or proceeding, that there has been an underpayment of the Excise Tax (an “Underpayment”), the Company shall pay to the Employee within thirty (30) days of such determination or resolution, the amount which, after the deduction of any applicable federal, state and local income taxes, including the Excise Tax, is equal to the Underpayment, plus applicable interest and penalties until the date of payment.

(e) The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to non-payment of Excise Tax, including the amount of such tax and any and all costs, interest, expenses, penalties associated with the non-payment of such tax to the fullest extent permitted by law.

ARTICLE XIII

ARBITRATION AND INDEMNIFICATION

13.1 Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under Articles VI or VII hereof shall be settled through final and binding arbitration before a single arbitrator in the State of New York in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field of corporate law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

13.2 The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to his employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law. The Company shall maintain such insurance as is necessary and reasonable to protect the Employee from any and all claims arising from or in connection with his employment by the Company during the term of Employee’s employment with the Company and for a period of six (6) years after the date of termination of employment for any reason. The provisions of this Section 13.2 are in addition to and not in lieu of any indemnification, defense or other benefit to which Employee may be entitled by statute, regulation, common law or otherwise.

ARTICLE XIV

SEVERABILITY

If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

ARTICLE XV

NOTICE

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) sent by (i) a nationally recognized overnight courier service or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail. Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt.

The current addresses of the parties are as follows:

IF TO THE COMPANY:	AuthentiDate Holding Corp. 2165 Technology Drive Schenectady, NY 12308

WITH A COPY TO:	Victor J. DiGioia Goldstein & DiGioia, LLP 45 Broadway New York, NY 10006

IF TO THE EMPLOYEE:	John Waters

, New York

WITH A COPY TO:	Benedict J. Pollio Redmond, Pollio & Caso, LLP 1461 Franklin Ave Garden City, NY 11530

ARTICLE XVI

BENEFIT

This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

ARTICLE XVII

WAIVER

The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

ARTICLE XVIII

GOVERNING LAW

This Agreement has been negotiated and executed in the State of New York. The law of the State of New York shall govern the construction and validity of this Agreement.

ARTICLE XIX

JURISDICTION

Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of New York, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of New York.

ARTICLE XX

ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto. No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

AuthentiDate Holding Corp.

By:
___________________________________
           J. Edward Sheridan
           Chairman of the Compensation Committee

Employee

______________________________________
           John Waters
           Employee